REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULES

The Board of Directors and Stockholder

Farm Bureau Life Insurance Company

We have audited the consolidated balance sheets of Farm Bureau Life Insurance Company as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, changes in stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2014, and have issued our report thereon dated April 30, 2015 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 24 (a)(2) of this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Des Moines, Iowa
April 30, 2015

Schedule I - Summary of Investments - Other

Than Investments in Related Parties

FARM BUREAU LIFE INSURANCE COMPANY

December 31, 2014

Column A	Column B	Column C	Column D
			Amount at which
			shown in the balance
Type of Investment	Cost (1)	Value	sheet
	(Dollars in thousands)
Fixed maturities, available for sale:
Bonds:
Corporate	$3,334,645	$3,666,906	$3,666,906
Mortgage and asset-backed	1,402,342	1,492,608	1,492,608
United States Government and agencies	37,225	41,799	41,799
State, municipal and other governments	1,288,309	1,445,478	1,445,478
Total	6,062,521	$6,646,791	6,646,791

Equity securities, available for sale:
Common stocks:
Banks, trusts and insurance companies	23,808	$23,808	23,808
Industrial, miscellaneous and all other	842	929	929
Non-redeemable preferred stocks	80,566	85,041	85,041
Total	105,216	$109,778	109,778

Mortgage loans	630,172		632,847
Investment real estate (2)	4,032		3,622
Policy loans	182,502		182,502
Short-term investments	29,949		29,949
Other investments	2,413		3,644
Total investments	$7,016,805		$7,609,133

(1)  On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturities and short-term investments; original cost for equity securities, real estate and other investments; and unpaid principal balance for mortgage loans and policy loans.

(2)  Amount shown on balance sheet differs from cost due to depreciation and allowance for possible losses deducted from cost.

Schedule III - Supplementary Insurance Information

FARM BUREAU LIFE INSURANCE COMPANY

	Column B	Column C	Column D	Column E
		Future policy
		benefits, losses,		Other
	Deferred	claims and loss	Unearned	policyholder
Column A	acquisition costs	expenses	revenues	funds
	(Dollars in thousands)
December 31, 2014:
Annuity	$82,778	$3,370,109	$—	$372,244
Life Insurance	232,020	2,372,108	10,111	193,567
Corporate and Other	75,130	394,536	12,654	24,823
Impact of unrealized gains/losses	(179,544)	11,182	(11,461)	—
Total	$210,384	$6,147,935	$11,304	$590,634

December 31, 2013:
Annuity	$82,404	$3,172,598	$—	$376,879
Life Insurance	216,744	2,254,193	8,885	191,478
Corporate and Other	80,051	389,746	13,133	21,845
Impact of unrealized gains/losses	(55,550)	2,957	(2,790)	—
Total	$323,649	$5,819,494	$19,228	$590,202

December 31, 2012:
Annuity	$82,396	$3,047,762	$—	$384,375
Life Insurance	199,266	2,104,973	13,585	182,597
Corporate and Other	84,347	379,708	13,660	20,786
Impact of unrealized gains/losses	(172,321)	—	(13,554)	—
Total	$193,688	$5,532,443	$13,691	$587,758

Schedule III - Supplementary Insurance Information (Continued)

FARM BUREAU LIFE INSURANCE COMPANY

	Column F	Column G	Column H	Column I	Column J
			Benefits,
			claims, losses	Amortization
		Net	and	of deferred	Other
	Premium	investment	settlement	acquisition	operating
Column A	revenue	income	expenses	costs	expenses
	(Dollars in thousands)
December 31, 2014:
Annuity	$1,927	$199,871	$105,669	$10,477	$22,786
Life Insurance	244,597	145,299	238,841	15,594	73,116
Corporate and Other	46,504	28,395	29,470	5,743	17,603
Change in net unrealized gains/losses on derivatives	—	2,270	432	(177)	—
Impact of realized gains/losses	(1)	—	4	178	7
Total	$293,027	$375,835	$374,416	$31,815	$113,512

December 31, 2013:
Annuity	$1,236	$195,267	$102,307	$9,422	$22,990
Life Insurance	245,147	139,256	231,860	15,760	76,561
Corporate and Other	46,050	32,736	30,185	5,074	10,155
Change in net unrealized gains/losses on derivatives	—	(2,005)	(310)	—	—
Impact of realized gains/losses	43	—	28	879	65
Total	$292,476	$365,254	$364,070	$31,135	$109,771

December 31, 2012:
Annuity	$775	$190,630	$102,961	$9,327	$24,969
Life Insurance	229,986	137,325	218,856	21,216	70,564
Corporate and Other	45,677	29,387	30,721	3,727	9,988
Change in net unrealized gains/losses on derivatives	—	1,778	117	—	—
Impact of realized gains/losses	13	—	22	1,073	105
Total	$276,451	$359,120	$352,677	$35,343	$105,626

Schedule IV - Reinsurance

FARM BUREAU LIFE INSURANCE COMPANY

	Column B	Column C	Column D	Column E	Column F
		Ceded to	Assumed		Percent of
	Gross	other	from other		amount
Column A	amount	companies	companies	Net amount	assumed to net
	(Dollars in thousands)
Year ended December 31, 2014:
Life insurance in force, at end of year	$57,010,809	$13,837,869	$592,022	$43,764,962	1.4%
Insurance premiums and other considerations:
Interest sensitive product charges	$110,388	$1,026	$365	$109,727	0.3%
Traditional life insurance premiums	206,701	23,819	418	183,300	0.2
Accident and health premiums	8,050	7,668	—	382	—
	$325,139	$32,513	$783	$293,409	0.3%

Year ended December 31, 2013:
Life insurance in force, at end of year	$54,603,479	$13,220,004	$613,281	$41,996,756	1.5%
Insurance premiums and other considerations:
Interest sensitive product charges	$112,186	$1,026	$372	$111,532	0.3%
Traditional life insurance premiums	200,729	20,199	414	180,944	0.2
Accident and health premiums	8,540	8,135	—	405	—
	$321,455	$29,360	$786	$292,881	0.3%

Year ended December 31, 2012:
Life insurance in force, at end of year	$51,955,217	$11,999,297	$612,850	$40,568,770	1.5%
Insurance premiums and other considerations:
Interest sensitive product charges	$101,982	$1,010	$393	$101,365	0.4%
Traditional life insurance premiums	194,090	19,249	245	175,086	0.1
Accident and health premiums	9,012	8,604	—	408	—
	$305,084	$28,863	$638	$276,859	0.2%